UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant  X
                        ---
Filed by a Party other than the Registrant
                                           ---

Check the appropriate box:

     Preliminary Proxy Statement
---
     Confidential, for Use of the Commision Only
        (as permitted by Rule 14a-6(c)(2))
---
 X   Definitive Proxy Statement
---
     Definitive Additional Materials
___
     Soliciting Material Pursuant to Section 240.14a-11(c) or
___     Section 240.14a-12
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                                  SUN BANCORP, INC.
--------------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):

 X  No Fee Required
---
___ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11

    1)  Title of each class of securities to which transaction applies:
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    2)  Aggregate number of securities to which transaction applies:
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    3)  Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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    5)  Total fee paid:
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___ Fee paid previously with preliminary materials
___ Check box if any part of the fee is offset as provided by Exchange Act
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previou filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
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    4)  Date Filed:
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

                                 	 	 	 	(LOGO)



                                 	 	 	 	March 26, 1999



Dear Shareholder:

  It is a pleasure to invite you to the 1999 Annual Shareholders' Meeting of SUN BANCORP, INC. ("SUN") to be held on April 22, 1999.

  The notice of the meeting and the proxy statement address the formal business of the meeting, which includes the election of directors and the ratification of the appointment of SUN's auditors for 1999. At the meeting, SUN's management will address other corporate matters which will be of interestto you.

  You are cordially invited to the shareholders' luncheon which will be served promptly after the close of the Annual Meeting. Should you desire to stay for lunch, please complete and return the accompanying RSVP postcard by April 9, 1999 to SUN at 2-16 South Market Street, P.O. Box 57, Selinsgrove, Pennsylvania 17870. The reverse side of the RSVP card has been designated for questions you would like addressed at the Annual Meeting.

  We strongly encourage you to vote your shares, whether or not you plan to attend the meeting. It is very important that you sign, date and return the accompanying proxy in the postage prepaid envelope as soon as possible. If you do attend the meeting and wish to vote in person, you must give written notice thereof to the Secretary of the Corporation so that your proxy will be superseded by any ballot that you submit at the meeting.

                                 	 	 	 	Sincerely,


                       /s/ George F. Keller       /s/ Fred W. Kelly, Jr.

                       George F. Keller          	Fred W. Kelly, Jr.
	                      Chairman of the Board     	President and CEO


Enclosures - Notice of Meeting
            	Proxy Statement
 	           Proxy
	            Luncheon Reply Card
	            Return Envelope for Proxy

                                       PROXY
                                        FOR
                            ANNUAL SHAREHOLDERS' MEETING
                                         OF
                                  SUN BANCORP, INC.
                             2-16 SOUTH MARKET STREET
                                   P.O. BOX 57
                          SELINSGROVE, PENNSYLVANIA 17870

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUN BANCORP, INC.
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 1999


  KNOW ALL MEN BY THESE PRESENTS, that the undersigned Shareholder of SUN BANCORP, INC. hereby constitutes and appoints Robert C. Longenberger and Roy A. Knause (neither of whom is a Director, Officer or Employee of SUN BANCORP, INC.) and each or any of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution to attend and vote the shares of common stock of the undersigned of SUN BANCORP, INC. at the Annual Meeting of Shareholders of SUN BANCORP, INC., to be held at the Susquehanna Valley Country Club, Mill Road, Hummels Wharf, Pennsylvania, on Thursday,
April 22, 1999, at 10:30 a.m., prevailing time, and at any adjournment or postponement thereof, upon all subjects that properly come before the meeting, including the matters described in the accompanying proxy statement, and especially:

                      			PLEASE MARK ALL VOTES AS FOLLOWS      X

  1.  ELECTION OF DIRECTORS.

      THE NOMINEES FOR THE BOARD OF DIRECTORS TO SERVE FOR A THREE YEAR TERM EXPIRING AT THE ANNUAL MEETING IN 2002 ARE:

                               				David R. Dieck
				                               Louis A. Eaton
                              					Dr. Robert E. Funk
                               				George F. Keller
                               				Dennis J. Van

and until their successors are duly elected, qualified and take office.

      PLEASE CHECK ONLY ONE OF THE BOXES BELOW. IF BOX (c) IS CHECKED, PLEASE CROSSOUT THE NAME OF EACH NOMINEE FROM THE LIST ABOVE FOR WHOM YOU WISH YOUR PROXIES NOT TO VOTE FOR IN THE ELECTION OF DIRECTORS.

[ ] 	 (a)  	TO VOTE FOR all nominees listed above;
[ ]   (b)  	NOT TO VOTE FOR any of the nominees listed above;
[ ] 	 (c)  	TO VOTE FOR all the nominees listed above except those whose names are crossed out.

 	2. 	TO RATIFY THE APPOINTMENT OF PARENTE, RANDOLPH, ORLANDO, CAREY &
ASSOCIATES, CERTIFIED PUBLIC ACCOUNTANTS, AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR SUN BANCORP, INC. FOR THE YEAR ENDING DECEMBER 31, 1999.

[ ]   FOR                        [ ]  AGAINST                   [ ]  ABSTAIN

      The Board of Directors recommends a vote FOR this proposal.

  3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby ratifies and confirms all that said proxies and each of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS TO THE CONTRARY ARE GIVEN BY THE SHAREHOLDER IN THIS PROXY, THE PROXYHOLDERS WILL VOTE FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUN BANCORP, INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE UPON WRITTEN NOTICE THEREOF TO THE SECRETARY OF THE CORPORATION.

  WITNESS the hand and seal of the undersigned, this ___ day of _______________, A.D., 1999.

                                    					________________________________ (SEAL)
	 	 			                                  Signature
                                    					________________________________ (SEAL)
	 	 			                                  Signature
                                    					________________________________ (SEAL)
                                 	 	 	 		Signature

Number of Shares Owned _____________ 		 	Signatures above will be determined to
as of March 4, 1999                      have been signed for all matters in
                                         this proxy whether appearin		on the
                                         face or the reverse side of this proxy.



                                 IMPORTANT NOTICE

  All joint owners should sign this proxy. Please sign this proxy as your stock is registered. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title. If there is more than one fiduciary, all should sign, for a corporation the person signing this proxy should show the full corporate title and be an authorized officer.


  Please sign where indicated and promptly return this proxy to SUN BANCORP, INC. in the enclosed self-addressed postage prepaid envelope. If you do not sign and return this proxy, or attend the meeting and vote, your shares will not be voted.

                                       (LOGO)

                   NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, APRIL 22, 1999

To the Shareholders of SUN BANCORP, INC. (the "Corporation"):

  NOTICE is hereby given that the ANNUAL MEETING OF SHAREHOLDERS OF SUN BANCORP, INC., will be held at the Susquehanna Valley Country Club, Mill Road, Hummels Wharf, Pennsylvania on Thursday, April 22, 1999 at 10:30 a.m., prevailing time, for the following purposes:

  1. To elect five (5) directors to serve for a three (3) year term and until their successors are elected, qualified and take office;
  2.	To ratify the appointment of Parente, Randolph, Orlando, Carey &
     Associates, Independent Accountants, as the Corporation's independent auditors for the fiscal year ending December 31, 1999; and
  3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

  Reference is hereby made to the accompanying proxy statement for details with regard to the above matters. The Board of Directors of the Corporation does not know of any matters, other than those listed above, which are likely to come before the meeting.

  Only shareholders of record on the Corporation's books at the close of business on March 4, 1999 will be entitled to vote at the meeting and any adjournment or postponement thereof.

                                	 	 	 	By Order of the Board of
	 	 		                                 Directors of SUN BANCORP, INC.


                                       /s/ Jeffrey E. Hoyt

                                	 	 	 	Jeffrey E. Hoyt
	 	 	 	                                Executive Vice President, Chief Operating
                                         Officer and Secretary

March 26, 1999
Selinsgrove, Pennsylvania

Important Notice
----------------

  To assure your representation at the meeting, please complete, date, sign and promptly mail the accompanying proxy in the return envelope which has been provided. No postage is necessary if mailed in the United States. Any person giving a proxy has the power to revoke it prior to its exercise and shareholders who are present at the meeting may then revoke their proxy and vote in person after giving written notice thereof to the Secretary of the Corporation.

                                       (LOGO)

                      PROXY STATEMENT FOR ANNUAL SHAREHOLDERS'
                        MEETING TO BE HELD ON APRIL 22, 1999

                                      GENERAL

Introduction, Date, Time and Place of Annual Meeting

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of SUN BANCORP, INC. ("SUN" or the "Corporation") of proxies to be voted at the 1999 Annual Meeting of Shareholders ("Annual Meeting"). The Annual Meeting is scheduled to be held on Thursday, April 22, 1999 at 10:30 a.m., prevailing time, at the Susquehanna Valley Country Club, Mill Road, Hummels Wharf, Pennsylvania and at any adjournment or postponement of the Annual Meeting in accordance with the Annual Meeting notice and By-Laws of SUN. The address of the principal executive office of the Corporation is 2-16 South Market Street, P.O. Box 57, Selinsgrove, Pennsylvania 17870, telephone number
(570) 374-1131. All inquiries should be directed to Fred W. Kelly, Jr., President and CEO of SUN. The Corporation currently has two (2) wholly-owned subsidiaries, Sun Bank and Pennsylvania Sun Life Insurance Company.


Matters to be Submitted to the Shareholders at the Annual Meeting

  The Board of Directors does not know of any matters which are likely to be brought before the Annual Meeting other than the matters set forth in the accompanying notice of Annual Meeting of Shareholders. If any other matters are properly presented to the Annual Meeting for action, the persons named in the accompanying proxy and acting thereunder will vote on such matters in accordance with their best judgment.


Solicitation of Proxies for the Annual Meeting

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Corporation for use at the Annual Meeting. The approximate date upon which this proxy statement and the accompanying proxy and notice of the Annual Meeting will first be made available and first sent to the shareholders is on or about March 26, 1999. In addition to using the mails, proxies may be solicited by personal interview, telephone calls or telecopiers by the directors, officers and regular employees of the Corporation and its wholly-owned banking subsidiary, Sun Bank.


Cost of Solicitation of Proxies Will be Paid by Corporation

  The Corporation will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the proxies, and any additional material which the Corporation may furnish to shareholders in connection with the Annual Meeting. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to their principals.

Discretionary Authority of Proxy - Right of Revocation of Proxy

  The accompanying proxy vests discretionary authority in the proxyholders to vote with respect to any and all of the following matters that come before the Annual Meeting: (i) matters about which the Corporation has no knowledge, a reasonable time before the proxy solicitation, that may be presented to the meeting, (ii) approval of the minutes of the most recent prior meeting of the shareholders, if such an action does not amount to ratification of the action taken at that meeting, (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve and (iv) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the accompanying proxy will vote in accordance with their best judgment.

  Shareholders giving a proxy have a right to revoke it by a written instrument, including a later dated proxy, signed in the same manner as the prior proxy and received by the Secretary of the Corporation prior to the commencement of the Annual Meeting.


Record Date - Voting Securities - Quorum

  The record date for the Annual Meeting is March 4, 1999. Only holders of record of common stock on the Corporation's books at the close of business on March 4, 1999 will be entitled to notice of and to vote at the Annual Meeting. On that date, the Corporation had outstanding 6,516,691 shares of common stock. The shareholders are entitled to one vote per share on any business which may properly come before the meeting. There is no cumulative voting with respect to the election of directors.

  Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the election of the nominees for the directors named and FOR ratification of the appointment of Parente, Randolph, Orlando, Carey & Associates, Independent Accountants, as the Corporation's independent auditors for the fiscal year ending December 31, 1999.

  Under Pennsylvania law and the By-Laws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

  Assuming the presence of a quorum, the five (5) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

  Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders on such matter is required for the ratification of the appointment of independent certified public accountants. Abstentions and broker non-votes are not deemed to constitute "votes cast" and therefore do not count either for or against such ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each such matter by reducing the total number of shares voted from which the required majority is calculated.

  The Corporation has no present reason to believe that any of the Board's nominees will be unable to serve as a director, if elected. The Board of Directors does not know whether any nominations will be made at the Annual Meeting other than those specified in this proxy statement. If any such nominations are made, or if votes are cast for any candidates other than those nominated by the Board of Directors, the persons named as proxyholders will vote for those persons nominated by the Board and identified in this proxy statement.


Security Ownership of Certain Beneficial Owners

  The following table sets forth, as of March 4, 1999, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Corporation's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Corporation's outstanding Common Stock so owned.

		                                                     				   Percent of
						                                                       Outstanding
                                               Shares      		Common Stock
                                        				Beneficially	    Beneficially
  Name and Address                          		Owned (1) 		       Owned
  ----------------                            ---------          -----

F.N.B. Investment Corporation	              	  994,212	  	       15.25%
Hermitage Square
Hermitage, Pennsylvania  16148








(1) See footnote (1) to the Security Ownership of Nominees, Directors and Executive Officers" table on page 10 for the definition of "beneficially owned."

                                BOARD OF DIRECTORS

General

  The By-Laws of the Corporation provide that the Corporation's business shall be managed by a Board of Directors of not less than six (6) and not more than twenty five (25) directors. The Corporation's Board, as provided in the By-Laws, is divided into three (3) classes of directors, with each class being as nearly equal in number as possible. The Board of Directors consists currently of sixteen (16) directors with (i) five (5) directors in the class whose term expires at the annual meeting in 1999, (ii) five (5) directors in a class whose term expires at the annual meeting in 2000, and (iii) six (6) directors in the class whose term expires at the annual meeting in 2001. Under the Corporation's By-Laws, persons elected by the Board of Directors to fill a vacancy on the Board serve as directors for a term expiring with the next annual meeting, unless the directors are appointed by the Board after the shareholder record date for that meeting, in which case the person serves as a director until the annual meeting following that meeting. The directors in each class normally serve terms of three (3) years each and until their successors are elected, qualified and take office. All of the nominees are current directors of the Corporation.

General Information About the Board of Directors*

  The Corporation's and Sun Bank's Boards of Directors hold separate meetings.

  There were five (5) meetings of the Corporation's Board of Directors during 1998. Each incumbent director attended at least seventy five percent (75%) of the aggregate of the total number of meetings of the Corporation's Board of Directors held during the period for which such incumbent was a director, other than Mr. Hebble, and each incumbent director, other than Mr. John, Mr. Schnure and Mr. Soper, attended at least seventy five percent (75%) of the total number of meetings held by all committees of the Board on which such incumbent served.

The Committees of the Corporation's Boards

     Executive/Asset & Liability Management Committee (the "Executive/ALCO").
     -----------------------------------------------------------------------
The Executive/ALCO Committee of the Corporation's Board may exercise the full authority of the Board of Directors in the management of the business and affairs of the Corporation between meetings of the Board and coordinate and control the Corporation's asset/liability management procedures. The Committee reviews and makes recommendations to the Board of Directors on all matters relating to the programs of the Corporation that will accomplish its long and short range objectives and goals. The Committee held four (4) meetings in 1998. The members of the Committee are: George F. Keller, Chairman; Max E. Bingaman; Jeffrey E. Hoyt; Fred W. Kelly, Jr.; and Lehman B. Mengel.

  Audit Committee.  The Audit Committee recommends, for ratification by the
  ---------------
shareholders, the independent certified public accountants that will be retained by the Corporation and Sun Bank. The Audit Committee approves services to be performed by the independent accountants. The Committee held five (5) meetings in 1998. The members of the Committee are: Max E. Bingaman, Chairman; David R. Dieck; Louis A. Eaton; Dr. Robert E. Funk; Thomas B. Hebble; Marlin T. Sierer; Jerry A. Soper; and Jeffrey J. Kapsar, an ex officio member and the Corporation's Internal Auditor and Compliance/Loan Review Officer.
________________

* See Footnote Information Concerning Directors on Page 9.

  Investment Committee.  The Investment Committee, a subcommittee of the
  --------------------
Executive/ALCO Committee, develops and implements a portfolio investment policy for the Corporation. The Committee meets at the call of any member of the Committee. The Committee held three (3) meetings during 1998. The members of the Committee are: Jeffrey E. Hoyt, Chairman; Stephen J. Gurgovits; George F. Keller; and Fred W. Kelly, Jr.

  Long Range Planning/Merger & Acquisition Committee (the "Long Range Planning/
  -----------------------------------------------------------------------------
M&A").  The Long Range Planning/M&A Committee develops and implements long range
-----
planning for the Corporation and develops and implements the Corporation's policy concerning mergers and acquisitions. The Committee meets at the call of the Chairman of the Committee. The Committee held ten (10) meetings during 1998. The members of the Committee are: Fred W. Kelly, Jr., Chairman; Robert
A. Hormell; Jeffrey E. Hoyt; George F. Keller; and Raymond C. Bowen, an ex officio member.

  Nominating Committee.  The Nominating Committee meets once a year, or more
  --------------------
often if necessary, to consider or nominate candidates for directorships. The Committee considers director nominees recommended by the Board and shareholders. Pursuant to Article II, Section 2 of the By-Laws, a shareholder wishing to nominate a candidate must file a written notice of the nomination or candidacy with the Secretary of the Corporation not less than one hundred twenty (120) days prior to the election of directors. When submitting a recommendation to the Secretary, the shareholder must send biographical information about the candidate, together with a statement of the candidate's qualifications and any other data supporting the recommendation. If it is determined that the candidate has no conflicts of interest or directorships with other companies that would disqualify the candidate from serving as a director of the Corporation, the candidate's name will be presented to the Nominating Committee for consideration. The Committee held two (2) meetings during 1998. The members of the Committee are: Jerry A. Soper, Chairman; Louis A. Eaton; Dr. Robert E. Funk; Fred W. Kelly, Jr.; Howard H. Schnure; and Marlin T. Sierer.

  Personnel and Retirement Committee.  The Personnel and Retirement Committee
  ----------------------------------
meets to review the provisions of SUN's Pension Plan, 401(k) Plan and the Non-Qualified Supplemental Income Plan, to recommend appropriate changes in any of their provisions and to recommend to the Board, contributions to be made to the plans. In addition, the Committee determines the eligibility requirements for SUN's Pension Plan, 401(k) Plan and the Non-Qualified Supplemental Income Plan and determines who is eligible to participate and to obtain benefits pursuant to those plans. The Committee meets at the call of the Chairman of the Committee or the President of the Corporation. The Committee held two (2) meetings during 1997. A subcommittee of the Personnel and Retirement Committee called the Compensation Committee, which is comprised of four (4) outside Directors (Mr. Keller, Mr. Bingaman, Mr. Hormell and Mr. Soper), determines the executive compensation policy of SUN and administers SUN's Stock Incentive Plan and SUN's Employee Stock Purchase Plan. The Committee meets at the call of its Chairman and held two (2) meetings in 1998. The members of the Personnel and Retirement Committee are: George F. Keller, Chairman; Max E. Bingaman; Robert A. Hormell; Jeffrey E. Hoyt; Paul R. John; Fred W. Kelly, Jr.; Lehman B. Mengel; Jerry A. Soper; Dennis J. Van; and Carol A. Swineford, an ex officio member and Sun Bank's Vice President of Human Resources.

Members of the Boards of Directors - Biographical Information


                     NOMINEES FOR ELECTION TO SERVE UNTIL 2002

  DAVID R. DIECK, age 65, President and co-owner of Lancaster Laundry, Inc., Lancaster, Pennsylvania, since July 1, 1990. He is a former Vice President and co-owner of Valley Glass Company of Sunbury, Pennsylvania, and a former partner in Valley Realty Company having sold his interest in both businesses as of June 30, 1990. Mr. Dieck was employed by Brush Industries in Sunbury, Pennsylvania, for thirty four (34) years serving in various capacities including Treasurer and General Manager and left that company in 1985. He has served on the Boards of the Corporation and Sun Bank since 1987 and he serves on the Audit Committee. Mr. Dieck's term as a director expires in 1999 and if elected will serve until 2002.

  LOUIS A. EATON, age 77, was a Sales Engineer since 1981 for Dorsey Trailers, Inc., a manufacturer and distributor of truck trailers and retired on December 31, 1986. He has served in various capacities with Dorsey Trailers, Inc. (formerly Trailco Manufacturing and Sales Co., Inc.) since 1947. He has served on Sun Bank's Board since 1979 and the Corporation's Board since 1982 and he serves on the Audit and Nominating Committees. Mr. Eaton's term as a director expires in 1999 and if elected will serve until 2002.

  DR. ROBERT E. FUNK, age 68, a practicing dentist in Watsontown having started his general dentistry office in 1955. He was elected to the Corporation's Board in 1993 and served on Sun Bank's Board since 1977 and he serves on the Audit and Nominating Committees. Dr. Funk's term as a director expires in 1999 and if elected will serve until 2002.

  GEORGE F. KELLER, age 65, Chairman of the Corporation, Chief Executive Officer and member of the Board of Keller Marine Service, Inc., a wholesale distributor of marine products. He is a past President of the National Marine Distributors Association and past President of the Warehouse Distributor Association in the RV Industry. In 1996, Mr. Keller received the Jim Barker Memorial Award, a life time achievement award, "in grateful recognition for his contribution of leadership and service to the RV After Market Industry." Mr. Keller serves as a director of the Salvation Army, the Susquehanna Economic Development Association
- Council of Governments (SEDA-COG) and a past Regional Vice President and Director of the Central Susquehanna Valley Chamber of Commerce. He has served on Sun Bank's Board since 1967 and the Corporation's Board since 1982, was appointed Chairman of Sun Bank's and the Corporation's Board in 1997 and he serves on the Executive/ALCO, Long Range Planning/M & A and Personnel and Retirement Committees. Mr. Keller's term as a director expires in 1999 and if elected will serve until 2002.

  DENNIS J. VAN, age 52, is President and owner of The Colonial Furniture Company, a manufacturer of quality home furniture located in Freeburg, PA. Mr. Van serves as a director of the Susquehanna Valley Country Club. He has served on Sun Bank's Board since 1990 and the Corporation's Board since 1994, and he serves on the Personnel and Retirement Committee. Mr. Van's term as a director expires in 1999 and if elected will serve until 2002.

                    DIRECTORS CONTINUING IN OFFICE UNTIL 2000

  THOMAS B. HEBBLE, age 38, is Senior Vice President of First National Bank of Pennsylvania and previously served as Senior Vice President of Metropolitan National Bank of Ohio. Mr. Hebble is treasurer and director of Shepherd of the Valley, Inc., a full care nursing home in Niles, Ohio, and a director of the Sharon Country Club. He has served on the Board of the Corporation since 1997 and his term as a director expires in 2000.

  JEFFREY E. HOYT, age 43, is Executive Vice President, Chief Operating Officer and Secretary of the Corporation and Sun Bank. Mr. Hoyt is a Certified Public Accountant (CPA) and a Certified Financial Planner (CFP) and maintains membership both on a national and state level with these professional associations. He has served on the Boards of Sun Bank and the Corporation since 1996 and his term as a director expires in 2000. He serves on the Executive/ALCO, Investment, Long Range Planning/M&A and Personnel and Retirement Committees.

  PAUL R. JOHN, age 61, is Chairman and Director of Ritz-Craft Corporation of PA, Inc., a housing manufacturer located in Mifflinburg, PA, and a director of Inter Industry Reinsurance Co., LTD, an offshore foreign independent insurance company; and a director of the John Family Foundation. He has served on Sun Bank's Board since 1990 and the Corporation's Board since 1994, and his term as a director expires in 2000. He serves on the Personnel and Retirement Committee.

  FRED W. KELLY, JR., age 54, President and Chief Executive Officer of the Corporation and Sun Bank. Mr. Kelly is Vice President and a director of Wm. F. Groce, Inc., a silk and fabric processing company in Selinsgrove, Pennsylvania, and Chairman of Selinsgrove Area Industrial Development, Inc. He is a trustee and President of Sunbury Community Hospital, Past Secretary of the Central Susquehanna Valley Chamber of Commerce, Past Director of Susquehanna University, and a member of The Degenstein Charitable Foundation. He has served as President and Chief Executive Officer of the Corporation since its formation in 1982 and as President of Sun Bank since 1975 and its Chief Executive Officer since 1981 and has served on Sun Bank's Board since 1975 and the Corporation's Board since 1982, and his term as a director expires in 2000. He serves on all the Board Committees of the Corporation other than the Audit Committee.

  JERRY A. SOPER, age 66, former Vice President of Ott Packagings, Inc., Selinsgrove, Pennsylvania, a manufacturer of paper box products having retired in February 1992. He has served on the Boards of the Corporation and Sun Bank since 1982, and his term as a director expires in 2000. He serves on the Audit, Nominating and Personnel and Retirement Committees.

                    DIRECTORS CONTINUING IN OFFICE UNTIL 2001

  MAX E. BINGAMAN, age 63, President since 1969 of Bingaman and Son Lumber Company, Inc., supplier of hardwood lumber to the furniture and cabinet industry. Mr. Bingaman serves as a director of the Hardwood Lumber Manufacturers Association of Penna., Bethesda Treatment Center, a privately operated program for troubled youth, located in Milton, the Pennsylvania Family Institute, and he serves as a member of the Board of Associates of Messiah College at Grantham, PA. He has served on the Boards of Sun Bank and the Corporation since 1983 and his term as a director expires in 2001. He serves on the Audit, Executive/ALCO and Personnel and Retirement Committees.

  STEPHEN J GURGOVITS, age 55, is Vice Chairman of FNB Corporation and President and CEO of First National Bank of Pennsylvania. Mr. Gurgovits is a director of FNB Corporation, First National Bank of Pennsylvania, Regency Finance Corporation, Winner International Corporation, a marketer of security devices in Sharon, Pennsylvania, Walton Paint Company, and a part owner of Betres-Keelan, Inc., a builder and leasor of a strip plaza in Butler, Pennsylvania. He has served on the Board of the Corporation since 1997 and his term as a director expires in 2001. He serves on the Investment Committee.

  ROBERT A. HORMELL, age 51, is Assistant Director of the Susquehanna Economic Development Association - Council of Governments (SEDA-COG) which provides management of economic and community development for an eleven (11) county organization in central Pennsylvania. Mr. Hormell is a director of the Warrior Run Community Corporation and the Central Pennsylvania Forum for the Future. He has served on Sun Bank's Board since 1991 and the Corporation's Board since 1994, and his term as a director expires in 2001. He serves on the Long Range Planning/M & A and Personnel and Retirement Committees.

  LEHMAN B. MENGEL, age 71, Chairman and Director of L/B Water Service South, Inc. since 1984, which provides the water and sewer works industry with materials and service, a director and treasurer of the Sunbury Grouse Club and a director of the Susquehanna Valley Country Club. He has served on the Board of Sun Bank since 1974 and the Corporation's Board since 1982, and his term as a director expires in 2001. He serves on the Executive/ALCO Committee.

  HOWARD H. SCHNURE, age 88, owner from 1936 to 1984 and since 1984 part owner of Central Penn Wilbert Vault Company, manufacturer of burial vaults. He has served on Sun Bank's Board since 1967 and the Corporation's Board since 1982, and his term as a director expires in 2001. He serves on the Nominating Committee.

  MARLIN T. SIERER, age 76, prior owner for 32 years of the Sierer Brothers Fruit Farm, Inc. Mr. Sierer sold the business in 1974 and retired in 1985 from that company. He has served on the Boards of Sun Bank and the Corporation since 1982, and his term as a director expires in 2001. He serves on the Audit and Nominating Committees.

* Footnote Information Concerning Directors
(1) References to service on the Board of Directors refers to Snyder County or Watsontown only prior to 1982 and to Snyder County, Watsontown and Corporation since 1982, unless specifically otherwise stated. The Board of Directors of Snyder County and Watsontown were consolidated under a common charter with the title of Sun Bank, which has a 14 member Board. All ages of the directors are as of March 4, 1999, the record date for the Annual Meeting.

(2) The Corporation is not aware of any arrangement or understanding between a nominee or director pursuant to which he or any other person or persons were to be selected as a director or nominee.

Information Concerning Executive Officers of the Corporation*

     	Name                       	 	Title and Position                    	Age
      ----                          ------------------                     ---

Fred W. Kelly, Jr.        	President and Chief Executive Officer           	54
                        	 	of the Corporation and Sun Bank

Mr. Kelly has served as President of Snyder County, incorporated as Sun Bank, since July 1975, having advanced from Vice President, and was appointed Chief Executive Officer of Snyder County in 1981. Mr. Kelly has served as President and Chief Executive Officer of the Corporation since its establishment in 1982.

      	Name                        	Title and Position                    	Age
       ----                         ------------------                     ---

Jeffrey E. Hoyt           	Executive Vice President, Chief Operating       	43
                          	Officer and Secretary of the Corporation
                         		and Sun Bank

Mr. Hoyt has served as Vice President and Chief Financial Officer of Snyder County, now Sun Bank, since October 1988 and was appointed Senior Vice President and Chief Financial Officer on October 26, 1995. Mr. Hoyt has also served as Chief Financial Officer of the Corporation since that date and was appointed as Vice President and Chief Financial Officer in 1993. On December 27, 1996, he was appointed to his position of Executive Vice President, Chief Operating Officer and Secretary. Prior to joining Snyder County, now Sun Bank, and the Corporation, Mr. Hoyt, a CPA and CFP, was employed in public accounting, and from 1981 until October 1988, was employed at the Williamsport National Bank, initially as its auditor and later as its controller.

* Footnote Information Concerning Executive Officers
(1) Each executive officer of the Corporation serves at the pleasure of the Board of Directors. All ages of the executive officers are as of March 4, 1999, the record date for the Annual Meeting.

(2) The Corporation is not aware of any arrangement or understanding between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an officer of the Corporation.

(3) None of the above executive officers has any family relationship with any other executive officer or with any director of the Corporation.

Security Ownership of Nominees, Directors and Executive Officers of the
  Corporation

The following table sets forth, as of March 4, 1999, and from data supplied by the respective individual, information concerning the amount and percentage of Common Stock beneficially owned by each director, by each nominee for the Board of Directors and by all directors and executive officers as a group. Unless otherwise indicated in a footnote, each director and officer has sole voting and investment power over the shares listed as beneficially owned.

 						                                  Amount and Nature    	  Percentage of
 	 		                                      of Beneficial 	        Outstanding
	 			                  	                   Ownership of           Corporation
       					                             Common Stock as      	  Common Stock
Name                            		      of March 4, 1999(1)          Owned
----                                    -------------------      -------------

NOMINEES FOR ELECTION AS DIRECTORS
 FOR 3 YEAR TERMS EXPIRING IN 2002
David R. Dieck (2) . . . . . . . . .          11,964                 	.18
Louis A. Eaton (3) . . . . . . . . .         	16,170                 	.25
Dr. Robert E. Funk (4) . . . . . . .        	  7,500                 	.12
George F. Keller (5) . .	. . . . . .       	 189,648               	 2.91
Dennis J. Van (6)  .	. . . . . . . .         	27,659              	   .42

DIRECTORS WHOSE TERMS EXPIRE IN 2001
Max E. Bingaman (7) 	. . . . . . . .         	22,335                	 .34
Stephen J. Gurgovits	. . . . . . . .       	     245
Robert A. Hormell (8)	 . . . . . . .        	  3,920                	 .06
Lehman B. Mengel (9)	. . . . . . . .         	89,932                	1.38
Howard H. Schnure (10)	. . . . . . .         	31,969               	  .49
Marlin T. Sierer (11) 	. . . . . . .         	27,369               	  .42

DIRECTORS WHOSE TERMS EXPIRE IN 2000
Thomas B. Hebble . . . . . . . . . .             243
Jeffrey E. Hoyt (12) . . . . . . . .        		15,000              	  	.23
Paul R. John (13) 	. . . . . . . . .       	 167,514               		2.57
Fred W. Kelly, Jr. (14) 	. . . . . .         	40,125                		.62
Jerry A. Soper (15)  . . . . . . . .         	60,520              	 	 .93

DIRECTORS WHOSE TERMS EXPIRE IN 1999

All directors and executive officers
   as a group (24 persons) . . . . .       	 728,124                11.17


Footnote Information Concerning Security Ownership of Directors and Executive
  Officers

(1) Securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 4, 1999. Individuals may disclaim beneficial ownership as to certain of the securities reported.

(2) Includes 11,964 shares jointly held by Mr. Dieck and Annetta M. Dieck, his wife.

(3) 	Includes 16,170 shares jointly held by Mr. Eaton and Dorothy L. Eaton, his wife.

(4) 	Includes 1,120 shares jointly held by Dr. Funk and Marvene Funk, his wife.

(5) Includes 47,376 shares jointly held by Mr. Keller and Margaret E. Keller, his wife; 14,798 shares held by Margaret E. Keller, his wife; and 110,282 shares held by Keller Marine Service, Inc.

(6) Includes 10,988 shares jointly held by Mr. Van and Judy A. Van, his wife; 5,150 shares in an Individual Retirement Account for Judy A. Van, his wife and 7,011 shares held by Colonial Furniture Company.

(7) Includes 19,072 jointly held by Mr. Bingaman and Martha Bingaman, his wife and 3,263 shares held by Mr. Bingaman in a 401(k) account through Bingaman
     & Son	Lumber, Inc.

(8) Includes 2,393 shares jointly held by Mr. Hormell and Jean L. Hormell, his wife.

(9) 	Includes 89,932 shares held by the L & R Mengel Company.

(10)	Includes 5,409 shares jointly held by Mr. Schnure and his son, James Purdy
     Schnure, and 4,364 shares jointly held by Mr. Schnure and his daughter, Sarah J. Lindsay.

(11) Includes 16,537 shares held by H. Arlene Sierer, his wife.

(12)	Includes 429 shares jointly held by Mr. Hoyt and Kathy J. Hoyt, his wife.

(13)	Includes 167,514 shares jointly held by Mr. John and Mildred D. John, his wife.

(14)	Includes 27,028 shares held by Donnell W. Kelly, his wife, and 988 shares jointly held by Mr. Kelly and Kyle D. Kelly, his son.

(15)	Includes 21,589 shares held jointly by Mr. Soper and Craig A. Ott Soper, his son; 21,596 shares jointly held by Mr. Soper and Kim Marie Soper, his daughter; 6,393 shares jointly held by M. Corrine Soper, his wife, and Craig A. Ott Soper, his son; 6,393 shares jointly held by Corrine Soper, his wife, and Kim Marie Soper, his daughter, and 430 shares held in a personal Trust Account for Mr. Soper.

Executive Compensation and Other Information

                          COMPENSATION COMMITTEE REPORT


  The Board of Directors has designated a Compensation Committee ("Committee"), a subcommittee of the Personnel and Retirement Committee, which consists of four
(4) outside Directors. To accomplish the strategic goals and objectives of the Corporation, SUN and Sun Bank engage competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The fundamental philosophy of SUN's and Sun Bank's compensation program is to offer competitive compensation opportunities based on individual contribution and personal performance. The objectives of the Committee are to establish a fair compensation policy to govern executive salaries and incentive plans to attract and motivate competent, dedicated and ambitious executives whose efforts will enhance the products and services of SUN and its subsidiaries, the results of which should be improved profitability, increased dividends to our shareholders and subsequent appreciation in the market value of SUN's shares.

  The Compensation Committee does not deem Section 162(m) of the Internal Revenue Code (the "IRC") to be applicable to the Corporation at this time. The Compensation Committee intends to monitor the future application of Section 162
(m) of the IRC to the compensation paid to its executive officers and in the event that this section becomes applicable, it is the intent of the Compensation Committee to amend the Corporation's compensation plans to preserve the deductibility of the compensation payable to executive officers under such plans.

  The compensation of SUN's Chief Executive Officer ("CEO") and Chief Operating Officer ("COO") is determined by the Committee and is reviewed and approved annually by the Board of Directors. As a guideline for review in determining the CEO's and COO's base salary, the Committee uses information found in various surveys based on asset size within Pennsylvania and SUN's market region. Pennsylvania peer group banks are utilized because of common industry issues and competition for the same Executive talent.

  SUN's performance accomplishments using return on average assets ("ROA") and return on average equity ("ROE") are reviewed; however, there is no direct correlation between the CEO's and COO's compensation or the CEO's and COO's increase in compensation and any of the noted criteria nor is there any weight given by the Committee to any specific individual criteria. Increases in the CEO's and COO's compensation are based on the Committee's subjective determination after review of all information, including the above, that it deems relevant.

                                 	 	 	 	Members of the Compensation Committee

                              	 	 	 	     George F. Keller, Chairman
	 	 	 	                                   Max E. Bingaman
	 	 	 	                                   Robert A. Hormell
 	 	 		                                   Jerry A. Soper

               COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee was an officer, former officer or employee of SUN or any of its subsidiaries.

                            SUMMARY COMPENSATION TABLE

  The remuneration table contains information with respect to annual compensation for services in all capacities to the Corporation for fiscal years ending December 31, 1998, 1997 and 1996 of those persons who were, at December 31, 1998, (i) the Chief Executive Officer and (ii) the four (4) other most highly compensated executive officers of the Corporation to the extent such person's total annual salary and bonus exceeded $100,000:

                     Annual Compensation 1/    	                            Long-Term Compensation
	       	 		                                                       Awards                 Payouts
              	  	                            Other Annual  Restricted                     All Other
     Name and               Salary     Bonus    Compensa-     Stock     Options/  LTIP     Compensa-
    Principal  	  	                              tion 2/     Award(s)     SARs   Payouts     tion
     Position        Year     ($)       ($)        ($)         ($)       (#) 3/    ($)     ($) 4/5
     --------        ----     ---       ---        ---         ---       ------    ---     -------

  Fred W. Kelly, Jr.	1998	  152,776    19,079     2,592	        0        15,000     0       23,875
   President & CEO  	1997	  146,604    30,117     2,635         0        13,387     0       23,539
                   		1996	  143,653    32,459     4,517         0         8,000     0       22,409

  Jeffrey E. Hoyt   	1998	  125,008    15,626     4,633	        0        15,000     0       13,200
   Exec. VP & COO	   1997	  110,399    21,510     4,257         0        12,600     0       12,358
              	      1996    96,152    21,103     3,154         0         7,000     0        9,621

1/Compensation deferred at election of executive includable in category and year earned.

2/Includes perquisites and other personal benefits (No Director or Officer received in the aggregate more than $10,000 of personal benefits).

3/Options granted pursuant to SUN's Stock Incentive Plan and adjusted for 3 for 2 Stock Split effective December 1994, the 5% Stock Dividend granted June 1995, the 10% Stock Dividend granted December 1995 and the 5% Stock Dividend granted June 1996, the 5% Stock Dividend granted June 1997, the 3 for 2 Stock Split effective December 1997 and the 5% Stock Dividend granted June 1998.

4/Residual category for Mr. Kelly includes:  (a) employer contributions to defined contribution plan ($8,000); employer contributions to a 401(k) plan
  ($4,800); and (c) employer contributions to a non-qualified supplemental
	 retirement plan ($11,075).  The respective amounts disclosed for 1997 were
  (a) $8,000; (b) $4,800; and (c) $10,739 and for 1996 were (a) $7,500; (b)
  $4,500; and (c) $10,409.

5/Residual category for Mr. Hoyt includes: (a) employer contributions to defined contribution plan ($7,055); (b) employer contribution to a 401(k) plan ($4,233); and (c) employer contributions to a non-qualified supplemental retirement plan ($1,912). The respective amounts disclosed for 1997 were (a) $6,591; (b) $3,954; and (c) $1,813 and for 1996 were (a)
  $5,551; (b) $2,335; and (c) $1,735.

  Other than the compensation set forth in the above table and under the several plan captions below, the other compensation for services during 1998 aggregated less than the disclosure thresholds established by the Securities and Exchange Commission for other than the named executive officer.

OPTION/SAR GRANTS TABLE

                      Option/SAR Grants In Last Fiscal Year
                      -------------------------------------

                           				Individual Grants
                               -----------------
      (a)                  (b)          (c)          (d)        (e)         (f)
                        Number of    % of Total
                       Securities     Options/
                       Underlying   SARs Granted   Exercise                Grant
                        Options/    to Employees    or Base   	             Date
                      SARs Granted    in Fiscal     Price    Expiration    Present
      Name     	         (#) 1/         Year      ($/Sh) 2/     Date      Value ($)
      ----               ------         ----      ---------     ----      ---------

Fred W. Kelly, Jr.       15,000	        15.91%     $36.00 	    6/2/08	   $540,000.00
President & CEO

Jeffrey E. Hoyt          15,000	        15.91%     $36.00 	    6/2/08	   $540,000.00
Exec. Vice President,
 COO & Secretary

________________________

1/Reflects share adjustment based on 5% Stock Dividend granted June 1995, the 10% Stock Dividend granted December 1995, the 5% Stock Dividend granted June 1996, the 5% Stock Dividend granted June 1997 and the 3 for 2 Stock Split effective December 1997 and the 5% Stock Dividend granted June 1998. Options
	 granted under the SUN BANCORP, INC. 1994 Stock Incentive Plan are not exercisable until December 2, 1998.

2/Reflects price adjustment based on 5% Stock Dividend granted June 1995, the 10% Stock Dividend granted December 1995, the 5% Stock Dividend granted June 1996, the 5% Stock Dividend granted June 1997, the 3 for 2 Stock Split effective December 1997 and the 5% Stock Dividend granted June 1998.


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
--------------------------------------------------------------------------------

Mr. Kelly exercised 9,021 options in fiscal year 1998 at an adjusted price of $10.30 per share.

Mr. Hoyt exercised 4,909 options in fiscal year 1998 at an adjusted price of $10.82 per share, 3,391 options at an adjusted price of $11.86 per share, 3,956 options at an adjusted price of $11.30 per share and 2,688 options at an adjusted price of $14.39 per share.

Shareholder Return Performance Graph

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock against the cumulative total return of all NASDAQ stocks, SNL less than $500 Million Bank Index and the SNL $500 Million to $1 Billion Bank Index for the period of five fiscal years commencing January 1, 1994 and ending December 31, 1998. The shareholder return shown on the graph below is not necessarily indicative of future performance.


                   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                     SUN BANCORP, INC. Common, All NASDAQ Stocks,
                    SNL Less Than $500 Million Bank Index and the
                      SNL $500 Million to $1 Billion Bank Index




                               SUN BANCORP, INC.


                                     [ GRAPH ]

                     NOTE - GRAPH TO FOLLOW WITH HARD COPY

                                                          Period Ending
                                    ---------------------------------------------------------
INDEX                               12/31/93  12/31/94  12/31/95 12/31/96  12/31/97  12/31/98
---------------------------------------------------------------------------------------------
Sun Bancorp, Inc.                    100.00    123.13    169.02   230.60    390.61    329.03
NASDAQ - Total US                    100.00     97.75    138.26   170.01    208.58    293.21
SNL <$500M Bank Asset-Size Index     100.00    107.55    147.13   189.37    322.82    294.76
SNL $500M-$1B Bank Asset-Size Index  100.00    106.76    141.74   177.19    288.03    283.20


Employment Contracts of SUN Executives

  On July 14, 1987, Mr. Kelly entered into a written five (5) year employment agreement (the "Agreement") with SUN. The original Agreement automatically renewed for an additional year, unless either SUN or Mr. Kelly deliver notice of an intention to terminate the Agreement, prior to January thirtieth of that year. Mr. Kelly has been notified that his Agreement will not be renewed after January 30, 1998. Mr. Kelly's Agreement was amended on December 19, 1988 and provides that Mr. Kelly will receive (i) a minimum annual base salary of $152,776 in 1998; (ii) a profit sharing pursuant to Sun Bank's Executive Incentive Plan; (iii) benefits under and the right to participate in any future or revised compensation and benefit plan or arrangements offered by SUN or Sun Bank during the term of the Agreement including SUN's Stock Incentive Plan and Employee Stock Purchase Plan; (iv) upon termination of his employment other than for cause, a benefit equal to that which would have been payable to Mr. Kelly pursuant to the defined contribution plan had he been employed for the full term of the Agreement; (v) upon his disability, benefits equal to his then current salary during the disability period until termination of his employment, subject to adjustments for payments made to him under any applicable disability plan; and (vi) his stated salary and profit sharing until the termination of the Agreement should his employment with SUN and/or Sun Bank be terminated for other than "cause" as defined in the Agreement which includes willful violation of the Agreement. If Mr. Kelly's employment was terminated by SUN, without cause, on December 31, 1998, Mr. Kelly would have received an aggregate amount of $623,835 for his services through January of 2003.

  On May 6, 1994, Mr. Hoyt entered into a written five (5) year employment agreement (the "Agreement") with SUN. The original Agreement automatically renewed for an additional year, unless either SUN or Mr. Hoyt deliver notice of an intention to terminate the Agreement, prior to September thirtieth of that year. Mr. Hoyt has been notified that his Agreement will not be renewed after September 30, 1998. Mr. Hoyt's Agreement provides that he will receive (i) a minimum annual base salary of $125,000 in 1998; (ii) a profit sharing pursuant to Sun Bank's Executive Incentive Plan; (iii) benefits under and the right to participate in any future or revised compensation and benefit plan or arrangements offered by SUN or Sun Bank during the term of the Agreement including SUN's Stock Incentive Plan and Employee Stock Purchase Plan; (iv) upon termination of his employment other than for cause, a benefit equal to that which would have been payable to Mr. Hoyt pursuant to the defined contribution plan had he been employed for the full term of the Agreement; (v) upon his disability, benefits equal to his then current salary during the disability period until termination of his employment, subject to adjustments for payments made to him under any applicable disability plan; and (vi) his stated salary and profit sharing until the termination of the Agreement should his employment with SUN and/or Sun Bank be terminated for other than "cause" as defined in the Agreement which includes willful violation of the Agreement. If Mr. Hoyt's employment was terminated by SUN, without cause, on December 31, 1998, Mr. Hoyt would have received an aggregate amount of $593,750 for his services through September of 2003.

                               Future Remuneration

  The officers included in the remuneration table on page 13, as named individuals, may in the future receive benefits under one or more of the following ongoing plans.

SUN Defined Contribution Plan

  On August 6, 1990, SUN's Board adopted a Defined Contribution Plan (the "Contribution Plan") and made it available to all eligible employees of Sun Bank.

  Under the Contribution Plan, a minimum of five percent (5%) of the employee's wages will be paid by Sun Bank and deposited in the Contribution Plan for the eligible employee at the end of each calendar year. No contribution on the part of the employee is required or permitted. The employee may choose to invest SUN's contribution in any of the investment options available under SUN's 401(k) Plan discussed below. After completion of five (5) years of active service, the employee will be vested in SUN's contributions made to the Contribution Plan on his/her behalf.

  To be eligible to participate in the Contribution Plan, an employee must be twenty-one (21) years of age and must work one (1) continuous year in which the employee has worked one thousand (1,000) hours. After completing the eligibility requirements, the employee will enter the Contribution Plan on January 1, or July 1, whichever date comes first. Non-employee directors, of SUN and its subsidiaries, are not eligible to participate in the Defined Contribution Plan.

  Normal retirement is age sixty-five (65) but early retirement may be elected by an employee who has reached age fifty-five (55) and has completed five (5) years of service. After becoming vested, the employee may choose to take a lump sum distribution or an annuity at retirement, disability, termination or death. Payment of benefits upon termination will be made after the year-end valuation which follows the employee's termination date. No loans or withdrawals are permitted from the Contribution Plan. Each employee's benefit is solely determined by the number of years that the employer has contributed to the Contribution Plan and the results of the employee's investment choices.

  For the executive officers named in the cash remuneration table reported on page 13, the estimated annual pension benefit upon retirement at age sixty-five
(65) pursuant to the benefits from the Contribution Plan is $109,670 for Mr. Kelly and $121,761 for Mr. Hoyt. This estimated benefit does not take into consideration any future increases in the officer's base compensation rate, or the return on the employee's investment in the Contribution Plan, and is a life income ten (10) year certain benefit and would be actuarially reduced for a fifty percent (50%) joint and survivor annuity to the officer and his spouse.


SUN 401(k) Plan

  Effective January 1, 1990, SUN adopted and made available to eligible employees of Sun Bank, a profit sharing-savings plan (the "401(k) Plan") for which Sun Bank is the trustee. The 401(k) Plan is intended to comply with the requirements of Section 401(k) of the Internal Revenue Code and is subject to the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"). Employees of SUN's subsidiary, Sun Bank, become eligible to participate in the 401(k) Plan on January 1st following their employment and eighteenth (18th) birthday. The participating employees (the "participants") may elect to have from two percent (2%) to fifteen percent (15%) of their compensation, as defined in the 401(k) Plan, contributed to the 401(k) Plan. SUN's Board will make a determination at the end of each year, subject to profitability, if a match will be approved. Under the Tax Reform Act, the maximum amount of elective contributionsthat could be made by a participant, during 1998, was ten thousand
dollars ($10,000.00) and the	amount that can be contributed in 1999 is also ten

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thousand dollars ($10,000.00).  All officers and employees of Sun Bank, including the officers named in the Summary Compensation Table set forth herein, are eligible to participate in the 401(k) Plan. Non-employee directors, of SUN and its subsidiaries, are not eligible to participate in the 401(k) Plan.

  All elective contributions are immediately one hundred percent (100%) vested, however, matching contributions by the participant's employer are vested only after the employee has completed five (5) years of active service for the employer. Participants may direct the investment of elective contribution into a money market fund, bond fund, growth fund, an intermediate government trust fund, as well as the purchase of SUN common stock. All benefits payable under the 401(k) Plan may be paid in a lump sum or an annuity upon a participant's retirement, disability, termination of employment or death. A participant may also elect to receive benefits at the age of fifty-five (55) upon early retirement and withdrawal from the 401(k) Plan is permitted in case of immediate financial hardship.

Supplemental Income Plan

  In December 1992, SUN's Board approved a non-qualified Supplemental Income Plan retroactive to January 1, 1990. It was designed for the purpose of retaining talented executives and to promote in these executives a strong interest in the long term, successful operation of the Corporation.

  Seven (7) executives from Sun Bank participate in this plan. Each annual contribution is carried on Sun Bank's records in the participant's name and credited on December 31st of each calendar year. Interest is based on the prior year's average rate received on federal funds sold. No contribution on the part of the employee is required or permitted. Contributions cease at termination, death, retirement or disability. The Plan is an unfunded plan and is subject to the general creditors of the Corporation.

  Normal retirement is age sixty-five (65) but early retirement may be elected by an employee who has reached age fifty-five (55) and completed five (5) years of service. At retirement, termination, disability or death, the participant will receive an annual benefit for ten (10) years. Any portion of the year will be pro-rated. The Corporation reserves the right to accelerate the payment.

  The future estimated benefit does not take compensation into consideration and the amount credited to Mr. Kelly and Mr. Hoyt in 1998 is included in the "All Other Compensation" column of the Summary Compensation Table.

Executive Incentive Plan of Sun Bank

  In 1998, the Board of Directors of Sun Bank modified the incentive profit sharing plan basing it on Sun Bank's profitability. The plan is maintained for all employees of Sun Bank to promote a superior level of performance relating to Sun Bank's financial goals. The Personnel and Retirement Committee, with the approval of the Board of Directors, has established payment criteria based on achieving a stated dollar level of profitability. Payments aggregating $493,514.32 were awarded under the previously disclosed profit sharing plan in 1998. During 1998, Mr. Kelly and Mr. Hoyt received payment under the profit sharing plan, and the amount is included in the "Bonus" column of the Summary Compensation Table.

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Compensation of Directors

  The Chairman and all other directors, who are not officers of the Corporation or any subsidiary, were paid a fee of $450 per quarterly or special meeting attended plus an annual retainer of $1,000, paid on a quarterly basis. A $50 fee is paid for telephone conference calls and payment is made in the quarter in which the call occurred. Attendance is required for payment of the Board fee but not for the annual retainer. The Chairman and all other directors, who are not officers of the Corporation or any subsidiary, are paid for attending the Corporation's Committee meetings. Each outside director and the Chairman of the Corporation were paid $200 for each Executive/Asset & Liability Committee meeting attended. Each outside director and the Chairman of the Corporation was paid a fee of $100 for all other Committee meetings of the Board attended in 1998.


                           TRANSACTIONS WITH MANAGEMENT

  There have been no material transactions, proposed or consummated, among the Corporation, or Sun Bank and any director, executive officer of those entities, or any associate of the foregoing persons. The Corporation and Sun Bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with their directors and officers and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers.

  Total loans outstanding from the Corporation and Sun Bank at December 31, 1998, to the Corporation's and the Banks' officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more, was $7,166,948 or approximately 10.57% of the total equity capital of the Corporation. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.


                   SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's Officers and Directors, and persons who own more than ten percent (10%) of the registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Corporation with copies of all
Section 16(a) forms they file.

  Based on its review of the copies of such forms received by it, and/or written statements received from the respective individuals, the Corporation believes that during the period January 1, 1998 through December 31, 1998, its Officers and Directors were in compliance with all filing requirements applicable to them.





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PROPOSAL 1                     ELECTION OF DIRECTORS
                               (Item 1 on the Proxy)
Nominees for Directors

  The following directors, whose terms expire at the 1999 Annual Meeting, have been nominated by the Corporation's Board of Directors for election:

  To serve for a three (3) year term of office which expires at the 2002 Annual
  Meeting:

  David R. Dieck
  Louis A. Eaton
  Dr. Robert E. Funk
  George F. Keller
  Dennis J. Van

  If one or more of the nominees should at the time of the Annual Meeting be unavailable or unable to serve as a director, proxies may vote in favor of a substitute nominee as the Board of Directors determines or the number of nominees to be elected will be reduced accordingly and shares represented by the proxies will be voted to elect the remaining nominees. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve as directors.
                                ____________________

  Assuming the presence of a quorum, the five (5) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Proxies solicited by the Board of Directors will be voted for nominees listed above unless the shareholders specify a contrary choice in their proxies.

  The Board of Directors recommends a vote FOR the nominees listed above.

PROPOSAL 2          RATIFICATION OF APPOINTMENT OF INDEPENDENT
	 	                        CERTIFIED PUBLIC ACCOUNTANTS
                              (Item 2 on the Proxy)

  The Board of Directors has selected the firm of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, as its independent certified public accountants to audit the books, records and accounts of the Corporation for the year 1999. This firm served as the Corporation's independent auditors for the 1998 fiscal year. The Board is herewith presenting the appointment to the Corporation's shareholders for ratification at the Annual Meeting. This firm has an outstanding reputation in the accounting profession and is considered to be well qualified. The Corporation has been advised by Parente, Randolph, Orlando, Carey & Associates that none of its members has any financial interest in the Corporation. If the shareholders do not ratify this selection, the Board of Directors may consider the appointment of another firm. A representative of Parente, Randolph, Orlando, Carey & Associates will be at the Annual Meeting to answer any questions and will have an opportunity to make a statement if he so desires.

                                    				20
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  The resolution being voted upon is as follows:

   	RESOLVED, that the shareholders of the Corporation ratify and confirm the appointment of Parente, Randolph, Orlando, Carey & Associates, as the
    Corporation's, independent	certified public accountants for the year 1999.

  The ratification of the selection of the independent certified public accountants requires the affirmative vote of at least a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting. Proxies solicited by the Board of Directors will be voted for the foregoing resolution unless shareholders specify a contrary choice in their proxies.

  The Board of Directors recommends a vote FOR the resolution ratifying the appointment of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, as the Corporation's independent certified public accountants for the year 1999.


PROPOSAL 3                	 	     OTHER BUSINESS
                               (Item 3 on the Proxy)

  Management does not know at this time of any other matters which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the meeting, the proxies will vote in accordance with the best judgment of the person acting by authorization of the proxies.


                          SHAREHOLDER PROPOSALS FOR 2000

  The Corporation's Annual Meeting of Shareholders will be held on or about April 28, 2000. Any shareholder desiring to submit a proposal to the Corporation for inclusion in the proxy and proxy statement relating to that meeting must submit such proposal or proposals in writing to the President of SUN BANCORP, INC. at its principal executive offices at 2-16 South Market Street, P.O. Box 57, Selinsgrove, Pennsylvania 17870, not later than Monday, December 7, 1999.

                 		           ADDITIONAL INFORMATION

  A copy of the Annual Report of the Corporation and its subsidiaries, Sun Bank and Pennsylvania Sun Life Insurance Company, for the fiscal year ended
December 31, 1998, containing, among other things, consolidated financial statements certified by its independent public accountants, was mailed with this Proxy Statement on or about March 26, 1999 to the shareholders of record as of the close of business on March 4, 1999.






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AVAILABILITY OF FORM 10-K

  UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1998 INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED WITHOUT CHARGE FROM THE CORPORATION'S EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER AND SECRETARY, MR. JEFFREY E. HOYT, AT 2-16 SOUTH MARKET STREET, P.O. BOX 57, SELINSGROVE, PENNSYLVANIA 17870.


                                  	 	 	 	By Order of the Board of
 	 	 	 	                                 Directors of SUN BANCORP, INC.



                                         /s/ Jeffrey E. Hoyt

                                  	 	 	 	Jeffrey E. Hoyt
                                  	 	 	 	Executive Vice President, Chief
                                           Operating Officer and Secretary


























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